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                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 5

              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

/ / Check box if no longer subject to Section 16
    Form 4 or Form 5 obligations may continue. See Instruction 1(b). / / Form 3 Holdings Reported
/ / Form 4 Transactions Reported

1. Name and Address of Reporting Person

   TANNEN, MICHAEL
   (Last)  (First)  (Middle)

   90 Riverside Drive, Apt. 5B
   (Street)

   New York, NY     10024
   (City)  (State)  (Zip)

2. Issuer Name and Ticker or Trading Symbol

   ACCLAIM ENTERTAINMENT, INC.  ("AKLM")

3. IRS or Social Security Number of Reporting Person (Voluntary)



4. Statement for Month/Year

   August 1997

5. If Amendment, Date of Original (Month/Year)



6. Relationship of Reporting Person to Issuer (Check all applicable)

   /x/ Director                            / / 10% Owner
   / / Officer (give title below)          / / Other (specify below)

         Table I -- Non-Derivative Securities Acquired, Disposed of,
                            or Beneficially Owned

                                                                                         5. Amount
                                                                                            of Secu-
                                                                                            rities
                                                                                            Bene-
                                                                                            ficially
                                                          4. Securities Acquired (A)        Owned at  6. Ownership
                               2. Trans-                     or Disposed of (D)             End of       Form:
                                  action                     (Instr. 3, 4 and 5)            Issuer's     Direct      7. Nature of
                                  Date     3. Trans-      -----------------------------     Fiscal       (D) or         Indirect
                                  (Month/     action                    (A)                 Year         Indirect       Beneficial
1. Title of Security              Day/        Code           Amount     or     Price        (Instr.      (I)            Ownership
   (Instr. 3)                     Year)       (Instr. 8)                (D)                 3 and 4)     (Instr. 4)     (Instr. 4)
-----------------------------  ----------  -------------  ------------  ---  ----------  -----------  -------------  ---------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

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(Print or Type Responses)                     SEC 2270 (3/91)

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 Table II--Derivative Securities Acquired, Disposed of, or Beneficially Owned
        (e.g., puts, calls, warrants, options, convertible securities)

                                          2. Conver-                              5. Number of Deriv-         6. Date Exercisable
                                             sion or   3. Trans-                     ative Securities            and Expiration Date
                                             Exercise     action                     Acquired (A) or             (Month/Day/Year)
                                             Price of     Date                       Disposed of (D)          ----------------------
                                             Deriv-       (Month/  4. Transac-       (Instr. 3, 4, and 5)     Date
1. Title of Derivative Security              ative        Day/        tion Code   --------------------------  Exercis-    Expiration
   (Instr. 3)                                Security     Year)       (Instr. 8)      (A)           (D)       able        Date
----------------------------------------  -----------  ----------  -------------  ------------  ------------  ----------  ----------
Options (rights to buy)                     $4.0625       8/1/97        A (1)          (1)                        (1)       7/31/07

                                                                                      9. Number of   10. Ownership
                                                                                         Derivative      of
                                                                                         Securities      Derivative
                             7. Title and Amount of Underlying                           Benefi-         Security:
                                Securities (Instr. 3 and 4)                              cially          Direct      11. Nature of
                             ----------------------------------------  8. Price of       Owned at        (D) or          Indirect
                                                           Amount or      Derivative     End of          Indirect        Beneficial
                                        Title              Number of      Security       Year            (I)             Ownership
                                                            Shares        (Instr. 5)     (Instr. 4)      (Instr. 4)      (Instr. 4)
---------------------------  ---------------------------  -----------  -------------  -------------  --------------  ---------------
                                  Common Stock              18,750          (1)          18,750            D

Explanation of Responses:

(1) This option represents the right to buy 18,750 shares of common stock under the registrant's 1988 Stock Option Plan. The option becomes exercisable in thirds on the first, second and third anniversaries, respectively, of the date of grant.

        Michael Tannen                          October 14, 1997
---------------------------------------    --------------------------
    **Signature of Reporting Person                   Date
      Michael Tannen

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.